As filed with the Securities and Exchange Commission on November 1, 2023.

Registration No. 333-266020

Registration No. 333-266164

Registration No. 333-266165

Registration No. 333-267256

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-3 REGISTRATION STATEMENT NO. 333 266020

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-3 REGISTRATION STATEMENT NO. 333 266164

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-3 REGISTRATION STATEMENT NO. 333 266165

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-3 REGISTRATION STATEMENT NO. 333 267256

UNDER

THE SECURITIES ACT OF 1933

Earthstone Energy, LLC

(as successor in interest to Earthstone Energy, Inc.)

(Exact name of registrant as specified in its charter)

Delaware	84-0592823
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

300 N. Marienfeld St., Suite 1000

Midland, Texas 79701

(432) 695-4222

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

John C. Bell

300 N. Marienfeld St., Suite 1000

Midland, Texas 79701

(432) 695-4222

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Michael W. Rigdon, P.C.

Ieuan A. List

Kirkland & Ellis LLP

609 Main Street

Houston, Texas 77002

(713) 836-3600

(Name, address, including zip code, and telephone number, including area code, of agent for service)

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

Earthstone Energy, LLC, a Delaware limited liability company (f/k/a Smits Merger Sub II LLC) (the “Company”), as successor in interest to Earthstone Energy, Inc., a Delaware corporation (“Earthstone”), is filing these post-effective amendments (these “Post-Effective Amendments”) to the following Registration Statements on Form S-3 (the “Registration Statements”), which were filed with the Securities and Exchange Commission (the “SEC”) on the dates set forth below, to deregister any and all shares of Earthstone’s Class A common stock, par value $0.001 per share (“Class A Common Stock”), registered but unsold or otherwise unissued under such Registration Statements as of the date hereof:

1.	Registration Statement on Form S-3 (No. 333-266020), which was filed by Earthstone with the SEC on July 5, 2022, registering 19,417,476 shares of Class A Common Stock;

2.	Registration Statement on Form S-3 (No. 333-266164), which was filed by Earthstone with the SEC on July 15, 2022, registering 5,650,977 shares of Class A Common Stock;

3.	Registration Statement on Form S-3 (No. 333-266165), which was filed by Earthstone with the SEC on July 15, 2022, registering 29,837,033 shares of Class A Common Stock; and

4.	Registration Statement on Form S-3 (No. 333-267256), which was filed by Earthstone with the SEC on September 2, 2022, registering 3,857,015 shares of Class A Common Stock.

On November 1, 2023, pursuant to the transactions contemplated by the Agreement and Plan of Merger, dated as of August 21, 2023 (the “Merger Agreement”), by and among Permian Resources Corporation, a Delaware corporation (“Permian Resources”), Smits Merger Sub I Inc., a Delaware corporation and a direct, wholly owned subsidiary of Permian Resources (“Merger Sub I”), the Company, a direct, wholly owned subsidiary of Permian Resources, Permian Resources Operating, LLC, a Delaware limited liability company (“Permian Resources OpCo”), Earthstone, and Earthstone Energy Holdings, LLC, a Delaware limited liability company (“Earthstone OpCo”), (i) Merger Sub I was merged with and into Earthstone (the “Initial Company Merger”), with Earthstone continuing its existence as the surviving corporation following the Initial Company Merger as a direct, wholly owned subsidiary of Permian Resources (the “Surviving Corporation”), (ii) the Surviving Corporation was merged with and into the Company (the “Subsequent Company Merger” and together, with the Initial Company Merger, the “Company Mergers”), with the Company continuing its existence as the surviving entity following the Subsequent Company Merger as a direct, wholly owned subsidiary of Permian Resources and (iii) Earthstone OpCo was merged with and into Permian Resources OpCo (the “OpCo Merger” and, collectively with the Company Mergers, the “mergers”), with Permian Resources OpCo continuing its existence as the surviving operating company following the OpCo Merger.

As a result of the completion of the transactions contemplated by the Merger Agreement, the Company has terminated all offerings of shares of Class A Common Stock pursuant to the Registration Statements. In accordance with the undertakings made by Earthstone in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of such offerings, the Company hereby removes from registration by means of these Post-Effective Amendments all shares of Class A Common Stock registered but unsold under the Registration Statements as of the date hereof. The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such shares of Class A Common Stock and the Company hereby terminates the effectiveness of the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused these Post-Effective Amendments to the Registration Statements on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Midland, State of Texas, on November 1, 2023.

EARTHSTONE ENERGY, LLC By: Permian Resources Corporation, its sole member

By:	/s/ Guy Oliphint
Name: Guy Oliphint
Title: Executive Vice President and Chief Financial Officer

Note: No other person is required to sign these Post-Effective Amendments to Form S-3 Registration Statements in reliance on Rule 478 under the Securities Act of 1933, as amended.